                                                                  EXHIBIT 4.3

                                                                  Execution Copy


================================================================================


                                CREDIT AGREEMENT

                          DATED AS OF AUGUST 15, 1997

                                     AMONG



                          JAMES CABLE PARTNERS, L.P.,
                                  AS BORROWER,



                           THE LENDERS LISTED HEREIN,
                                  AS LENDERS,



                                      AND



                                   NBD BANK,
                             AS DOCUMENTATION AGENT



                                      AND



                      CANADIAN IMPERIAL BANK OF COMMERCE,
                            AS ADMINISTRATION AGENT



================================================================================

                               TABLE OF CONTENTS

                                                                                                                PAGE
SECTION 1        DEFINITIONS ..................................................................................   1

                 1.1    Certain Defined Terms .................................................................   1
                 1.2    Accounting Terms: Utilization of GAAP
                        for Purposes of Calculations Under Agreement ..........................................  17
                 1.3    Other Definitional Provisions .........................................................  18

SECTION 2.       AMOUNTS AND TERMS OF COMMITMENTS AND LOANS ...................................................  18

                 2.1    Commitments: Making of Loans; Notes ...................................................  18
                 2.2    Interest on the Loans .................................................................  20
                 2.3    Fees ..................................................................................  23
                 2.4    Repayments, Prepayments and Reductions
                        in Commitments:  General Provisions Regarding Payments ................................
                 2.5    Use of Proceeds .......................................................................  27
                 2.6    Special Provisions Governing Eurodollar Rate Loans ....................................  27
                 2.7    Increased Costs: Taxes: Capital Adequacy ..............................................  29

SECTION 3.       CONDITIONS TO LOANS ..........................................................................  33

                 3.1    Conditions to Initial Loans ...........................................................  33
                 3.2    Conditions to All Loans ...............................................................  36

SECTION 4.       COMPANY'S REPRESENTATIONS AND WARRANTIES .....................................................  38

                 4.1    Organization, Powers, Qualification, Good Standing, Business and Subsidiaries .........  38
                 4.2    Authorization of Borrowing, etc .......................................................  39
                 4.3    Financial Condition ...................................................................  40
                 4.4    No Material Adverse Change: No Restricted Junior Payments .............................  40
                 4.5    Title to Properties: Liens ............................................................  40
                 4.6    Litigation; Adverse Facts .............................................................  40
                 4.7    Payment of Taxes ......................................................................  41
                 4.8    Performance of Agreements: Franchises .................................................  41
                 4.9    Governmental Regulation ...............................................................  41
                 4.10   Securities Activities .................................................................  42
                 4.11   Employee Benefit Plans ................................................................  42
                 4.12   Certain Fees ..........................................................................  42
                 4.13   Environmental Protection ..............................................................  42
                 4.14   Employee Matters ......................................................................  44
                 4.15   Solvency ..............................................................................  44
                 4.16   Disclosure ............................................................................  44





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

SECTION 5.       COMPANY'S AFFIRMATIVE COVENANTS .............................................................  44

                 5.1    Financial Statements and Other Reports ...............................................  44
                 5.2    Corporate Existence, etc .............................................................  48
                 5.3    Payment of Taxes and Claims; Tax Consolidation .......................................  48
                 5.4    Maintenance of Properties; Insurance .................................................  48
                 5.5    Inspection: Lender Meeting ...........................................................  49
                 5.6    Compliance with Laws, etc ............................................................  49
                 5.7    Environmental Disclosure and Inspection ..............................................  49
                 5.8    Company's Remedial Action Regarding Hazardous Materials ..............................  50
                 5.9    Further Assurances: New Subsidiaries .................................................  51
                 5.10   Real Estate ..........................................................................  51
                 5.11   Franchise Consents ...................................................................  52
                 5.12   Other Terms ..........................................................................  52

SECTION 6.       COMPANY'S NEGATIVE COVENANTS ................................................................  52

                 6.1    Indebtedness .........................................................................  52
                 6.2    Liens and Related Matters ............................................................  53
                 6.3    Investments; Joint Ventures ..........................................................  54
                 6.4    Contingent Obligations ...............................................................  55
                 6.5    Restricted Junior Payments ...........................................................  55
                 6.6    Financial Covenants ..................................................................  56
                 6.7    Restriction on Fundamental Changes; Asset Sales and Acquisitions:
                        New Subsidiaries .....................................................................  57
                 6.8    Sales and Lease-Backs ................................................................  57
                 6.9    Sale or Discount of Receivables ......................................................  58
                 6.10   Transactions with Shareholders and Affiliates ........................................  58
                 6.11   Conduct of Business ..................................................................  58
                 6.12   Amendments to the Indenture, Senior Unsecured Notes and Other
                        Material Agreements ..................................................................  58
                 6.13   Fiscal Year ..........................................................................  59

SECTION 7.       EVENTS OF DEFAULT ...........................................................................  59

                 7.1    Failure to Make Payments When Due ....................................................  59
                 7.2    Default in Other Agreements ..........................................................  59
                 7.3    Breach of Certain Covenants ..........................................................  59
                 7.4    Breach of Warranty ...................................................................  59
                 7.5    Other Defaults Under Loan Documents ..................................................  60
                 7.6    Involuntary Bankruptcy, Appointment of Receiver, etc .................................  60
                 7.7    Voluntary Bankruptcy; Appointment of Receiver, etc ...................................  60
                 7.8    Judgments and Attachments ............................................................  60
                 7.9    Dissolution ..........................................................................  61
                 7.10   Employee Benefit Plans ...............................................................  61
                 7.11   Change in Control ....................................................................  61
                 7.12   Invalidity of Guaranties .............................................................  61
                 7.13   Failure of Security ..................................................................  62
                 7.14   Franchises ...........................................................................  62


                 7.15   Default in Partnership Agreement .....................................................  62

SECTION 8.       AGENTS ......................................................................................  63

                 8.1    Appointment ..........................................................................  63
                 8.2    Powers: General Immunity .............................................................  63
                 8.3    Representations and Warranties-, No
                        Responsibility For Appraisal of Creditworthiness .....................................  64
                 8.4    Right to Indemnity ...................................................................  64
                 8.5    Successor Agent ......................................................................  65
                 8.6    Collateral Documents .................................................................  65

SECTION 9.       MISCELLANEOUS ...............................................................................  65

                 9.1    Assignments and Participations in Loans ..............................................  65
                 9.2    Expenses .............................................................................  67
                 9.3    Indemnity ............................................................................  68
                 9.4    Set-Off ..............................................................................  68
                 9.5    Ratable Sharing ......................................................................  69
                 9.6    Amendments and Waivers ...............................................................  69
                 9.7    Independence of Covenants ............................................................  70
                 9.8    Notices ..............................................................................  70
                 9.9    Survival of Representations, Warranties and Agreements ...............................  70
                 9.10   Failure or Indulgence Not Waiver: Remedies Cumulative ................................  70
                 9.11   Marshalling: Payments Set Aside ......................................................  71
                 9.12   Severability .........................................................................  71
                 9.13   Obligations Several: Independent Nature of Lenders' Rights ...........................  71
                 9.14   Headings .............................................................................  71
                 9.15   Applicable Law .......................................................................  71
                 9.16   Successors and Assigns ...............................................................  72
                 9.17   Consent to Jurisdiction and Service of Process .......................................  72
                 9.18   Waiver of Jury Trial .................................................................  72
                 9.19   Confidential .........................................................................  73
                 9.20   Counterparts: Effectiveness ..........................................................  73
                 9.21   Limitation on Recourse ...............................................................  75
                 9.22   Relationship of this Agreement to the Original Credit Agreement ......................  76


                           JAMES CABLE PARTNERS, L.P.

                                CREDIT AGREEMENT



     This CREDIT AGREEMENT is dated as of August 15, 1997 and entered into by and among JAMES CABLE PARTNERS, L.P., a Delaware limited partnership ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), NBD BANK ("NBD"), as documentation agent for Lenders (in such capacity, "DOCUMENTATION AGENT") and CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

     WHEREAS, the parties hereto desire to amend and restate the Original Credit Agreement (as defined below) in its entirety;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Agents agree that the Original Credit Agreement shall be amended and restated as follows:


                                   SECTION 1.
                                  DEFINITIONS




1.1  CERTAIN DEFINED TERMS.


     The following terms used in this Agreement shall have the following meanings:

          "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotation, if any, to first class banks in the interbank Eurodollar market by each of the Reference Lenders for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of that Reference Lender for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York Time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if any Reference Lender fails to provide Administrative Agent with its aforementioned quotation then the Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to Administrative Agent by the other Reference Lender(s).

          "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5.

          "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

          "AFFILIATE" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

          "AGENTS" means the Administrative Agent and the Documentation Agent.

          "AGREEMENT" means this Credit Agreement dated as of August 15, 1997, as it may be amended, supplemented or otherwise modified from time to time.

          "ASSET SALE" means the sale (including any sale-leaseback transaction any disposition of any rights under any Franchise Agreement) by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock or partnership interests of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or
     (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries outside of the ordinary course of business; provided, that for the purposes of subsections 2.4A(iii)(a) and 6.7, there shall be excluded from the definition of Asset Sale (A) any such sale or related series of sales of assets in the ordinary course of business to the extent that the Net Cash Proceeds of such sale or related series of sales do not exceed $500,000, provided that the aggregate amount of Net Cash Proceeds from all such sales or related series of sales of assets excluded from this definition of Asset Sale due to this clause (A) shall not exceed $1,000,000 per year, and (B) any such sale of assets if the proceeds of such sale are reinvested in assets of approximately equal or greater value than the assets sold within 12 months after such sale, and Company agrees to provide a certificate monthly to the Agents of any such asset sales occurring during such month for which the proceeds are to be reinvested, detailing the assets sold and when the proceeds are to be reinvested, and if such proceeds are not reinvested within 12 months of such sale it shall be considered an Asset Sale for purposes of subsections 2.4A(iii)(a) and 6.7.

          "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit VIII annexed hereto.

          "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

          "BASE RATE" means, at any time, the higher of (x) the Prime Rate or
     (y) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

          "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

          "BOND OFFERING COST" means up to $3,700,000 in actual costs and expenses incurred by the Company in Fiscal Year 1997 in connection with the Senior Unsecured Notes.

          "BUSINESS DAY" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Michigan or is a day on which banking institutions located in
     such states are authorized or      required by law or other governmental
     action to close.

          "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

          "CASH" means money, currency or a credit balance in a Deposit Account.

          "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or
     (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within six months after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within six months after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Corporation ("SAP") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than six months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from SAP or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within six months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either
     SAP or Moody's.

          "CASH PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

          "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit IX annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

          "CIBC" has the meaning assigned to that term in the introduction to this Agreement.

          "CLOSING DATE" means the date on or before August 15, 1997.

          "COLLATERAL" means all of the properties and assets (including capital stock) in which Liens are purported to be granted by the Collateral Documents.

          "COLLATERAL DOCUMENTS" means the Company Security Agreement, any Guarantor Security Agreement and any and all Mortgages.

          "COMMITMENT" means the commitment of a Lender to make Loans to Company pursuant to subsection 2.IA(i), and "Commitments" means such commitments of all Lenders in the aggregate.

          "COMMITMENT TERMINATION DATE" means August 15, 2002.

          "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

          "COMPANY SECURITY AGREEMENT" means that certain Company Security Agreement by and between Company and Documentation Agent dated as of the Closing Date and substantially in the form of Exhibit X annexed hereto, as such Company Security Agreement may be amended, supplemented or otherwise modified from time to time.

          "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit IV annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 5.1(iv).

          "CONSOLIDATED ADJUSTED EBITDA" means, for any period, Consolidated System Cash Flow minus (i) Management Fees and Unallocated Corporate Overhead to the extent actually paid in that period (provided that in determining Consolidated Adjusted EBITDA, Bond Offering Costs incurred in that period should not be considered in the calculation of Consolidated Net Income) and (ii) to the extent included in Consolidated Net Income, proceeds of the key-man life insurance policy on William R. James.

          "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense, but excluding, however, amortization of discount, deferred financing costs and interest expense not payable in cash.

          "CONSOLIDATED CURRENT ASSETS" means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

          "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of Indebtedness under this Agreement.

          "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements.

          "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries,
     (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary,
     (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net noncash extraordinary losses and guaranteed payments made to purchase limited partner interests to the extent permitted by subsection 6.5(iii).

          "CONSOLIDATED SENIOR DEBT" means, as at any date of determination, all Indebtedness of Company and its Subsidiaries, other than Indebtedness under the Senior Unsecured Notes, determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED SYSTEM CASH FLOW" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income tax expense to the extent actually paid in that period but excluding, to the extent otherwise included therein, current income tax expense attributable to gains on Asset Sales, (iv) total depreciation expense, (v) total amortization expense, (vi) Management Fees and Unallocated Corporate Overhead to the extent actually paid in that period, and (vii) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP. For purposes of calculating Consolidated System Cash Flow (and the components thereof, including Consolidated Net Income) for any period, any Asset Sale or acquisition by Company shall be deemed to have occurred
     (i) for purposes of subsection 6.6, on the first day of such period and
     (ii) for all other purposes, on the day on which such Asset Sale or acquisition occurred and Consolidated System Cash Flow shall be adjusted to give effect to such Asset Sale or acquisition in accordance with the foregoing.

           "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

           "CONSOLIDATED WORKING CAPITAL" means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

           "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any Fiscal Year on a consolidated basis, the amount (which may be a negative number) by which the Consolidated Working Capital of Company and its Subsidiaries as of the beginning of the period exceeds (or is less than) the Consolidated Working Capital of Company and its Subsidiaries as of the end of such period.

           "CONTINGENT OBLIGATION" means, as applied to any Person, any direct or indirect liability (including any guarantees), contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Interest Rate Agreements and Currency Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

           "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

           "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in currency values.

           "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

           "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to Subsection 8.5.

           "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

           "DKSH" means DKS Holdings, Inc., a Michigan corporation.

           "ELIGIBLE ASSIGNEE" means (A) (i) a commercial bank organized under the laws of the United States or any state thereof having total assets in excess of $3,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof having total assets in excess of $3,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof having total assets in excess of $3,000,000,000; provided that
      (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the

      Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other' entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) having total assets in excess of $250,000,000 which extends credit or buys loans as one of its businesses including, but not limited to, insurance companies, mutual funds and lease financing companies, in each case (under clauses (i) through (iv) above) that (i) has executed and delivered an Assignment Agreement in accordance with
      Section 9.1B, has delivered any forms, certificates or other evidence required under subsections 2.7B(iii) and 9.1B and (ii) on the date of the applicable Assignment Agreement, would not subject Company to payment of any increased costs, taxes or gross-up payments under subsections 2.6,
      2.7 or 9.3 that otherwise would not have been payable by Company to a Lender had no assignment been made and (iii) is reasonably acceptable to Agents; and (B) any Lender and any Affiliate of any Lender; provided that no Affiliate or limited partner of Company shall be an Eligible Assignee.

           "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by Company or any of its ERISA Affiliates.

           "ENVIRONMENTAL CLAIM" means any accusation, allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any governmental authority or any Person for any damage, including, without limitation, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Company, any of its Subsidiaries, any of their respective Affiliates or any Facility.

           "ENVIRONMENTAL LAWS" means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state and federal statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

           "EQUITY PROCEEDS" means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance of any equity Securities of Company.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

           "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

           "ERISA EVENT" means (i) a "reportable event" within the meaning of
      Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;
      (iii) the provision by the administrator of any Pension Plan pursuant to
      Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by Company or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
      Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (1) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company or any of its ERISA Affiliates in connection with any such Employee Benefit Plan;
      (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

           "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

           "EVENT OF DEFAULT" means each of the events set forth in Section 7 unless remedied or waived in accordance with the terms of this Agreement.

           "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

           "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

           "FCC" means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

           "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

           "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

           "FRANCHISE" means any franchise to operate a cable television system granted by any federal, state or local governmental authority or agency.

           "FUNDING AND PAYMENT OFFICE" means the office of the Administrative Agent located at 425 Lexington Avenue, 8th Floor, York, New York 10017.

           "FUNDING DATE" means the date of the funding of a Loan.

           "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination as adjusted to reflect the impact of tax basis accounting on depreciation, amortization and the capitalization of expenses and other non-material variations, all on a basis consistent with Company's historical financial statements.

           "GENERAL PARTNER" means James Communications Partners, a Michigan general partnership or its successor in its capacity as general partner of Company.

           "GENERAL PARTNERSHIP AGREEMENT" means the Second Amended and Restated Partnership Agreement of the General Partner dated as of July 1, 1997 by and among Jamesco, Trenary Corp. and DKSH, as amended, supplemented or otherwise modified from time to time as permitted by the terms thereof and hereof.

           "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

           "GUARANTOR" means any Subsidiary of Company that executes and delivers a Guaranty from time to time pursuant to subsection 5.10.

           "GUARANTOR SECURITY AGREEMENT" means a Guarantor Security Agreement by and among any Guarantor and Documentation Agent pursuant to subsection
      5.10 in form and substance satisfactory to Documentation Agent and Requisite Lenders, as such Guarantor Security Agreement may be amended, supplemented or otherwise modified from time to time.

           "GUARANTORS" means JCFC, any subsidiary of the Company that executes and deliver a Guaranty from time to time pursuant to Subsection 5.10 or any other Person that executes a Guaranty at any time.

           "GUARANTY" means a Guaranty delivered by any Guarantor pursuant to subsection 5.10 in form and substance satisfactory to Documentation Agent and Requisite Lenders, as such Guaranty may be amended, supplemented or otherwise modified from time to time.

           "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "restricted hazardous waste", "infectious waste", "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

           "INDEBTEDNESS" means, as applied to any Person, without duplication,
      (i) all liabilities, contingent or otherwise, of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds (not including performance bonds incurred in the ordinary course of business that aggregate less than $1,500,000 at any one time outstanding), notes debentures, drafts accepted or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property (other than any such balance that represents an account payable or any other monetary obligation to a trade creditor created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services, which account is not overdue by more than 90 days, according to the original terms of sale, unless such account payable is being contested or has been renegotiated in good faith) or (c) for the payment to money relating to a Capital Lease; (ii) reimbursement obligations of such Person with respect to letters of credit; (ii) obligations of such Person with respect to Interest Rate Agreements and Currency Agreements;
      (iv) all liabilities of others of the kind described in the preceding clause (i), (ii) or (iii) that such person has guaranteed, that have been incurred by a partnership in which it is a general partner (to the extent such Person is liable, contingently or otherwise, therefor) that is otherwise its legal liability (other than endorsements for collection in the ordinary course of business); and (v) all obligations of others secured by a Lien to which any of the properties or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, whether or not the obligations secured thereby shall have been assumed by such Person or shall otherwise be such Person's legal liability.

           "INDEMNITEE" has the meaning assigned to that term in subsection 9.3.

           "INDENTURE" means the Indenture dated August 15, 1997 among the Company, JCFC and United States Trust Company of New York as Trustee, in the form delivered to the Documentation Agent on the Closing Date pursuant to Section 3.1, as such Indenture is modified from time to time if permitted by this Agreement.

           "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and
      (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months after the commencement of such Interest Period.

           "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

           "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Company or any of its Subsidiaries against fluctuations in interest rates.

           "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

           "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

           "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

           "JAMESCO" means Jamesco, Inc., a Michigan corporation.

           "JCFC" means James Cable Finance Corp., a Michigan corporation.

           "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

           "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 9.1.

           "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

           "LIMITED PARTNER" means each of the Persons listed as such on
      Schedule 4.1 annexed hereto and their successors or assigns.

           "LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Commitments, that Lender's Commitment and (ii) after the termination of the Commitments, the aggregate outstanding principal amount of the Loans of that Lender.

           "LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

           "LOAN DOCUMENTS" means this Agreement, the Notes, any Guaranty, any Interest Rate Agreements entered into between Company and any Lender and the Collateral Documents.

           "LOAN PARTIES" means Company and any Guarantors.

           "MANAGEMENT FEES" means payments made to the General Partner pursuant to Sections 5.5.1 and 5.6.1(a)(vii) of the Partnership Agreement.

           "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

           "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects (it being understood that materially negative changes in the regulatory environment in which Company operates can be construed to affect such prospects) of Company and its Subsidiaries taken as a whole or (ii) the material impairment of
      the ability of any Loan   Party to perform, or of Agents or Lenders to
      enforce, the Obligations.

           "MORTGAGE" means any mortgage, deed of trust or other similar document granted by Company or any of its Subsidiaries in any interest in real property to secure the Obligations.

           "MULTIEMPLOYER PLAN" means a "multiemployer plan", as defined in
      Section 3(37) of ERISA, to which Company or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Company or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

           "NET CASH PROCEEDS" means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale including (i) income taxes reasonably estimated to be actually payable as a result of such Asset Sale within two years of the date of such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

           "NOTES" means (i) the promissory notes of Company issued pursuant to subsection 2.1D(ii) on the Closing Date and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 9.1B(i) in connection with assignments of the Commitments and Loans of any Lenders, in each case substantially in the form of Exhibit III annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

           "NOTICE OF BORROWING" means a notice substantially in the form of
      Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1.B with respect to a proposed borrowing.

           "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2E. with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

           "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Agents, Lenders or any of them under the Loan Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

           "OFFICERS' CERTIFICATE" means, (x) as applied to a partnership, a certificate executed on behalf of such partnership by the chairman of the board (if an officer) or the president or one of the vice presidents of the managing or general partner of such partnership or by the chief financial officer or the treasurer of the managing or general partner of such partnership and (y) as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents or by its chief financial officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

           "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

           "ORIGINAL CREDIT AGREEMENT" means the Credit Agreement dated as of June 30, 1995 among the Company, the lenders party thereto, Bankers Trust Company, as agent, and CIBC, as co-agent, as amended.

           "PARTNERSHIP AGREEMENT" means the Amended and Restated Agreement of Limited Partnership of James Cable Partners, L.P. dated as of June 30, 1995 and as further amended, supplemented or otherwise modified from time to time as permitted under the terms thereof and hereof.

           "PBGC" means the Pension Benefit Guaranty Corporation (or any successor thereto).

           "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

           "PERMITTED ENCUMBRANCES" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA):

                (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

                (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

                (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

                (v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                (vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

                (vii) any (a) interest or title of a lessor or sublessor under any lease permitted hereunder, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

                (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement; and

                (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

           "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

           "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

           "PRIME RATE" means the rate that CIBC announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CIBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

           "PRO FORMA BASIS" means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to any proposed acquisition, asset sale, or any other action which requires compliance on a Pro Forma Basis. In making any determination of compliance on a Pro Forma Basis, such determination shall be performed after good faith consultation with Agents using the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if any acquisition, asset sale, or any other action had been consummated at the beginning of the period specified in the covenant with respect to which Pro Forma Basis compliance is required.

           "PRO RATA SHARE" means with respect to each Lender, the percentage obtained by dividing (x) the Loan Exposure of that Lender by (y) the aggregate Loan Exposures of all Lenders, as such percentage may be adjusted by assignments permitted pursuant to subsection 9.1 The initial Pro Rate Share of each Lender is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

           "REFERENCE LENDERS" means CIBC and NBD Bank.

           "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

           "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

           "REQUISITE LENDERS" means Lenders having or holding 50.1% or more of the aggregate Loan Exposure of all Lenders.

           "RESTRICTED JUNIOR PAYMENT" means, with respect to any Person, (i) any dividend or other distribution, direct or indirect, on account of any partnership interests, capital stock or other interests of such Person now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any partnership interests, capital stock or other interests of such Person now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire partnership interests or other interests of such Person now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Unsecured Notes and (v) any payment of Management Fees or other payments to the General Partner or any of its Affiliates.

           "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes (other than the Notes), or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

           "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

           "SENIOR UNSECURED DEBT DOCUMENTS" means the Senior Unsecured Notes, the Indenture and all of their agreements, documents and instruments executed or delivered in connection therewith.

           "SENIOR UNSECURED NOTES" means the $100,000,000 aggregate principle amount of the 10 3/4% Senior Notes due 2004 issued by the Company on the Closing Date pursuant to the Indenture in the form delivered to the Documentation Agent on the Closing Date pursuant to Section 3.1, as amended or modified from time to time if permitted by the terms of this Agreement.

           "SIGNIFICANT SUBSIDIARY" means at any date of determination, any Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal quarter of the Company, accounted for more than 5% of the consolidated revenues of the Company or (ii) as of the end of such fiscal quarter, was the owner of more than 5% of the consolidated assets of the Company, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal quarter.

           "SOLVENT" means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

           "SUBSIDIARY" means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

           "TAX" OR "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person is deemed to be doing business on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

           "TRENARY CORP." means Trenary Corp. Ltd., a Michigan corporation.

           "TOTAL DEBT TO EBITDA" has the meaning assigned to that term in subsection 2.2A.

           "UNALLOCATED CORPORATE OVERHEAD" means expenses incurred in the ordinary course of business (including expenses related to the audit of financial statements and the preparation of tax returns) that, consistent with past practice, are not allocated among Company's cable television systems.

1.2 ACCOUNTING TERMS: UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

     Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii), (iii) and
(xiii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 5.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 4.3A.

1.3  OTHER DEFINITIONAL PROVISIONS.

     References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.


                                   SECTION 2.
                   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  COMMITMENTS: MAKING OF LOANS; NOTES.

     A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in this subsection 2.1A.

           (i) Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Loan permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Lender's Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Commitments as of the Closing Date is $30,000,000; provided that (a) the Commitments of Lenders shall be adjusted to give effect to any assignments of the Commitments pursuant to subsection 9.1B; (b) the amount of the Commitments shall be reduced permanently from time to time by the amount of any reductions thereto made pursuant to subsections 2.4A(ii) and 2.4A(iii) and (c) until such time as the Partnership Agreement is amended in a manner satisfactory to the Documentation Agent to permit the Company to borrow Loans in excess of $20,000,000 and up to $30,00,000, the Company shall be prohibited from borrowing Revolving Credit Loans in excess of $20,000,000 in aggregate principal amount. Each Lender's Commitment shall expire on the Commitment Termination Date and all Loans and all other amounts owed hereunder with respect to the Loans and the Commitments shall be paid in full no later than that date; provided that each Lender's Commitment shall expire immediately and without further action on August 15, 1997 if the initial Loans are not made on or before that date. Amounts borrowed under this subsection 2. 1A(ii) may be repaid and reborrowed to but excluding the Commitment Termination Date.

      B. BORROWING MECHANICS. Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; provided that Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Whenever Company desires that Lenders make Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 noon (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of any Loans made on the Closing Date, that such Loans shall be Base Rate Loans, (iv) in the case of Loans not made on the Closing Date, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

     Neither of the Agents nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

     Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof shall be irrevocable on and after the related Interest Rate
Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

     C. DISBURSEMENT OF FUNDS. All Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof, Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent, in same day funds at the office of Administrative Agent, not later than 1:00 P.M. (New York City time) on the applicable Funding Date at the Funding and Payment Office. Upon satisfaction or waiver of the conditions precedent specified in subsections 3.1 (in the case of Loans made on the Closing Date) and 3.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office by not later than 1:30 P.M. (New York City time).

     Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2. 1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     D. NOTES. Company shall execute and deliver on the Closing Date to each Lender (or to Documentation Agent for that Lender) on the Closing Date a Note substantially in the form of Exhibit III annexed hereto to evidence that Lender's Loans, in the principal amount of that Lender's Commitment and with other appropriate insertions.

     Agents may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Agents as provided in subsection 9.1B(ii). Any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2  INTEREST ON THE LOANS.

     A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

     Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest through maturity as follows:

           (i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin per annum; or

           (ii) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin per annum.

     The "Applicable Margin" for each Base Rate Loan and Eurodollar Rate Loan shall be the percentage set forth below for that type of Loan based upon the ratio of (y) Consolidated Total Debt as of any day to (z) Consolidated Adjusted EBITDA for the six consecutive month period ended as of such day multiplied by 2 (the "TOTAL DEBT TO ADJUSTED EBITDA RATIO"):


================================================================================
                                                        APPLICABLE MARGIN

                                                        ------------------------
            TOTAL DEBT TO                                 BASE     EURODOLLAR
        ADJUSTED EBITDA RATIO                           RATE LOAN  RATE LOAN
================================================================================
(A)     Greater than or equal to 5.50:1.00              1.00%      2.25%

- --------------------------------------------------------------------------------
(B)     Greater than or equal to 5.00:1.00
        but less than 5.50:1.00                         0.75%      2.00%

- --------------------------------------------------------------------------------
(C)     Greater than or equal to 4.50:1.00
        but less than 5.00:1.00                         0.50%      1.75%

- --------------------------------------------------------------------------------
(D)     Greater than or equal to 4.00:1.00
        but less than 4.50:1.00                         0.25%      1.50%

- --------------------------------------------------------------------------------
(E)     Less than 4.00:1.00                             0.00%      1.25%
- --------------------------------------------------------------------------------


     The Applicable Margin shall be adjusted, to the extent required, on the date of delivery of each Compliance Certificate delivered pursuant to subsection 5.1(iv), such adjustment to remain in effect until the next date of delivery of a Compliance Certificate pursuant to subsection 5.1(iv); provided, however, that, if Company fails to deliver a Compliance Certificate in accordance with subsection 5.1(iv), the Total Debt to Adjusted EBITDA Ratio shall be deemed to be 5.50: 1.00; and provided, further that the Applicable Margin with respect to the period from the Closing Date until the date of delivery of the first Compliance Certificate pursuant to subsection 5.1(iv) shall be determined based upon the Compliance Certificate delivered as of the Closing Date pursuant to subsection 3.1M.

     B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

        (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

           (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/ Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

           (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

           (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

           (v) there shall be no more than eight Interest Periods outstanding at any time; and

           (vi) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

      C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

      D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan; provided, however that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/ Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued,
(iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/ continuation date.


     Neither any of the Agents nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agents or any Lender.

     F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3 FEES.

     A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Commitment Termination Date equal to the daily excess of the Commitments (without reducing such Commitments by any restriction on the ability of the Company to borrow hereunder caused by the Partnership Agreement) over the aggregate principal amount of Loans outstanding multiplied by 0.375% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date.

      B. OTHER FEES. Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon between Company and each Agent.


2.4 PREPAYMENTS AND REDUCTIONS IN COMMITMENTS: GENERAL PROVISIONS REGARDING PAYMENTS.

      A. PREPAYMENTS AND UNSCHEDULED REDUCTIONS IN COMMITMENTS.

           (i) Voluntary Prepayments. Company may, upon not less than three Business Days' prior written or telephonic notice given to Administrative Agent by 10:00 A.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part, without premium or penalty, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided, however, that a Eurodollar Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4A(iv).

           (ii) Voluntary Reductions of Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the aggregate outstanding principal amount of Loans at the time of such proposed termination or reduction; provided that any such partial reduction of the Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Company's notice and shall reduce the Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Commitments shall be applied as specified in subsection 2.4A(iv).

           (iii) Mandatory Prepayments and Mandatory Reductions of Commitments.

                 (a) Prepayments and Reductions from Asset Sales.  No later than the second Business Day following the date of receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale which in the aggregate exceed $3,000,000 for all such

             Asset Sales since the Closing Date, Company shall prepay the
             Loans an amount equal to the Net Cash Proceeds of such Asset Sale, and the Commitments shall be permanently reduced in an amount equal to such excess, provided that it is acknowledged that Cash Proceeds from any sale of assets excluded from the definition of Asset Sale as described in clause (B) of the definition of Asset Sale shall not be required to prepay the Loans except to the extent described in such clause (B). Concurrently with any prepayment of the Loans and/or reduction of the Commitments pursuant to this subsection 2.4A(iii)(a), Company shall deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the Net Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. In the event that Company shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment or a reduction of the Commitments pursuant to this subsection 2.4A(iii)(a), determine that the prepayments and/or reductions of the Commitments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this subsection 2.4A(iii)(a), Company shall promptly make an additional prepayment of the Loans (and the Commitments shall be permanently reduced), in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the
             derivation of the  additional Net Cash Proceeds    resulting in
             such deficit.

                  (b) Prepayments and Reductions Due to Issuance of Equity
             Securities. On the date of receipt by Company or any of its Subsidiaries of any Equity Proceeds Company shall prepay the Loans in an amount equal to 100% of such Net Cash Proceeds.

                  (c) Prepayments and Reductions Due to Issuance or Incurrence
             of Indebtedness. On the date of receipt by Company of the cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith) from the issuance or incurrence of any Indebtedness (other than Indebtedness permitted by Subsections 6.1(vi) and (vii)) of Company or any of its Subsidiaries, Company shall prepay the Loans in an amount equal to 100% of such net cash proceeds and (2) the Commitments shall be permanently reduced by the amount of such net cash proceeds.


                  (d) Prepayments and Reductions Due to Reversion of Surplus
             Assets of Pension Plans. On the date of return to Company or any of its Subsidiaries of any surplus assets of any pension plan of Company or any of its Subsidiaries, Company shall prepay the Loans in an amount (the "NET REVERSION AMOUNT") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof

                  (e) Prepayments and Reductions Due to Insurance and
             Condemnation Proceeds. Other than the portion of Insurance Proceeds (as defined below) or Condemnation Proceeds (as defined below), as the case may be, that Company intends to reinvest in assets of the general type used in the business of Company and its Subsidiaries within twelve months from the date of receipt of such proceeds, no later than the second Business Day following the date of receipt by Company or any of its Subsidiaries of any cash payments under any of the casualty insurance policies covering damage to or loss of property maintained pursuant to subsection
             5.4 resulting from
                                     25
             damage to or loss of all or any portion of the Collateral or any other tangible asset (net of actual and documented reasonable costs incurred by Company in connection with adjustment and settlement thereof, "INSURANCE PROCEEDS") or any proceeds resulting from the taking of assets by the power of eminent domain, condemnation or otherwise (net of actual and documented reasonable costs incurred by Company in connection with adjustment and settlement thereof, "CONDEMNATION PROCEEDS") Company shall prepay the Loans in an amount equal to such proceeds and the Commitments shall be permanently reduced in an amount equal to such excess. Company shall, no later than twelve months after receipt of any such Insurance Proceeds or Condemnation Proceeds that have not theretofore been applied to the Obligations, make an additional prepayment of the Loans, (and the Commitments shall be permanently reduced), in the manner described above, in the full amount of all such proceeds that have not then been reinvested in similar assets; provided, however, that no prepayment from Insurance Proceeds will be required pursuant to this subsection 2.4A(iii)(e) with respect to business interruption insurance; and provided, further, that without prejudice to any other right or remedy of Agents and Lenders under this Agreement and the other Loan Documents, with respect to the key-man life insurance on William R. James, the prepayment pursuant to this subsection 2.4A(iii) will be required only if a Change of Control described in subsection 7. 11 shall have occurred. Any prepayment out of such key-man life insurance proceeds shall be made on the later of such Change of Control and 18 months after the receipt by Company of such proceeds and shall be made in an amount of such proceeds net of actual and documented reasonable costs incurred by Company in connection with an executive search and/or compensation or incentive arrangements for management assistance following the event giving rise to the payment of such proceeds.

                  (f) Prepayments Due to Reductions or Restrictions of
             Commitments. Company shall from time to time prepay the Loans to the extent necessary so that the aggregate outstanding principal amount of Loans shall not at any time exceed the Commitments then in effect.


             (iv) Application of Prepayments of Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

     B. GENERAL PROVISIONS REGARDING PAYMENTS.

             (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (New York City time) (or, in the case of payments being made from the proceeds of Loans, 1:30 P.M. (New York City time)) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

           (ii) Application of Payments to Principal and Interest. All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

           (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

           (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

           (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the -making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5   USE OF PROCEEDS.

      A. LOANS. The proceeds of funds available to Company on the Closing Date shall be applied by Company to prepay the outstanding Loans and other obligations pursuant to the Original Credit Agreement and other Indebtedness described on Schedule 3.1B and for general partnership purposes. All Loans shall be applied by Company for general partnership purposes, to consummate acquisitions permitted by Section 6.7 and to purchase limited partner interests in Company to the extent permitted under subsection 6.5(iii).

      B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6   SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

     B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

     C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship in the case of clauses (i) and (ii), as a result of contingencies occurring after the date of this Agreement (or, with respect to an Eligible Assignee, the date such Eligible Assignee became a Lender hereunder) which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market (other than as a result of a deterioration in the creditworthiness of such Lender), then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Agents of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all

Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including, without limitation, any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or reemployment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. BOOKING OF EURODOLLAR RATE LOANS. Subject to subsection 2.8, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

     F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however. that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

     G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default,
(i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/ Continuation given by Company with respect to a requested borrowing or conversion/ continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7 INCREASED COSTS: TAXES: CAPITAL ADEQUACY.

     A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B, in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

         (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

         (ii) imposes, modifies or holds applicable any reserve (including without limitation any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

         (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B.  WITHHOLDING OF TAXES.

           (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

           (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to any Agent or Lender under any of the Loan Documents:

                  (a) Company shall notify Administrative Agent of any such
             requirement or any change in any such requirement as soon as Company becomes aware of it;

                  (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on such Agent or such Lender, as the case may be) on behalf of and in the name of such Agent or such Lender;

                  (c) the sum payable by Company in respect of which the
             relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is
             required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;


           (iii)  Evidence of Exemption from U.S. Withholding Tax.

                  (a) Each Lender that is organized under the laws of any
             jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duty executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                  (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence

                  (c) Company shall not be required to pay any additional
             amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of subsection 2.7B(iii)(a); provided that if such Lender shall have satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     D. SUBSTITUTE LENDERS. In the event Company is required under the provisions of this subsection 2.7 to make payments in a material amount to any Lender, Company may, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination, (i) Company shall pay that Lender all principal, interest and fees and other amounts (including without limitation, amounts, if any, owed under this subsection 2.7) owed to such Lender through such date of termination, (ii) another financial institution satisfactory to Company and Agents (or if either Agent is also the Lender to be terminated, the successor Agent to such Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of Agents (or if either Agent is also the Lender to be terminated, the successor Agent to such Agent) to evidence the substitution of such Lender shall have been received and approved by Agents as of such date.

2.8  OBLIGATION OF LENDERS TO MITIGATE.

     Each Lender agrees that, as promptly as practicable after any one or more of the officers of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.


                                   SECTION 3.
                              CONDITIONS TO LOANS

     The obligations of Lenders to make Loans hereunder are subject to the satisfaction of the following conditions.

3.1  CONDITIONS TO INITIAL LOANS.

      The obligations of Lenders to make any Loans are, in addition to the conditions precedent specified in subsection 3.2, subject to prior or concurrent satisfaction of the following conditions:

      A. COMPANY DOCUMENTS. On or before the Closing Date, Company shall deliver or cause to be delivered to Lenders (or to Documentation Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the Closing Date:

           (i) Certified copies of its Partnership Agreement, together with a good standing certificate from the Secretary of State of the State of Delaware, Oklahoma, Texas, Georgia, Louisiana, Colorado, Wyoming, Tennessee, Alabama, Florida and Michigan and each other state in which it is qualified as a foreign partnership to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Closing Date;

           (ii)  A certified copy of the General Partnership Agreement;

           (iii) A certified copy of the articles of incorporation and by-laws of Jamesco, DKSH and Trenary Corp.;

           (iv) Resolutions of the Board of Directors of Jamesco in its capacity as general partner of the General Partner and resolutions of the partners of the General Partner and each Guarantor, in each case approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, certified as of the Closing Date by the corporate secretary or an assistant secretary of Jamesco and each Guarantor as being in full force and effect without modification or amendment;

           (v) Evidence in writing satisfactory to Documentation Agent that the Advisory Board of Company has approved this Agreement and the Notes;

           (vi) Signature and incumbency certificates of the officers executing this Agreement and the other Loan Documents;

          (vii) Executed originals of this Agreement, the Notes (duly executed in accordance with subsection 2.1D, drawn to the order of each Lender and with appropriate insertions) and the other Loan Documents; and

         (viii) Such other documents as Documentation Agent may reasonably request and that are reasonably available to Company.

      B. CAPITALIZATION AND ISSUANCE OF SENIOR UNSECURED NOTES. (i) Documentation Agent shall be satisfied with the capital, organization, ownership and management structure of Company and its Subsidiaries and with the form and substance of the Partnership Agreement, including without limitation, amendments thereto consented to by the limited partners of Company, (ii) Company shall have issued and sold the Senior Unsecured Notes and Documentation Agent shall have received complete and correct copies of the Indenture in form and substance satisfactory to Documentation Agent, (iii) Company shall have received net proceeds from the issuance and sale of the Senior Unsecured Notes, in an aggregate amount equal to at least $96,000,000 and (iv) Documentation Agent shall have received evidence satisfactory to it that all Indebtedness and other obligations described on Schedule 3.1B are being paid in full on the Closing Date and received satisfactory pay off letters and assignments from any lenders party to the Original Credit Agreement that are not party to this Agreement.

     C. PERFECTION OF SECURITY INTERESTS. Company shall have taken or caused to be taken such actions in such a manner so that Documentation Agent has a valid and perfected first priority security interest in the entire Collateral with respect to which a security interest can be perfected by the filing of Uniform Commercial Code financing statements (other than real estate and motor vehicles) (subject to Liens consented to in writing by Agents with respect to such Collateral and other Liens permitted by subsection 6.2) granted by the Collateral Documents. Such actions shall include, without limitation: (i) the delivery to Documentation Agent of Uniform Commercial Code financing statements, executed by the applicable Loan Parties as to the Collateral granted by such Loan Parties for all jurisdictions as may be necessary or desirable to perfect Documentation Agent's security interest in such Collateral; and (ii) evidence reasonably satisfactory to Documentation Agent that all other filings (including, without limitation, Uniform Commercial Code termination statements), recordings and other actions Documentation Agent deems necessary or advisable to establish, preserve and perfect the first priority Liens (subject to Liens permitted by subsection 6.2 with respect to such Collateral) granted to Documentation Agent in personal and mixed property shall have been made.

     D. FINANCIAL CONDITION CERTIFICATE. Company shall have delivered to Documentation Agent a Financial Condition Certificate dated the Closing Date, substantially in the form annexed hereto as Exhibit XI, with appropriate attachments demonstrating that, after giving effect to the consummation of the financing transactions contemplated hereby, Company and its Subsidiaries, taken as a whole, are Solvent.

     E. OPINIONS OF COMPANY'S COUNSEL. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Miller, Canfield, Paddock and Stone, P.L.C., counsel for Company, in form and substance reasonably satisfactory to Documentation Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit V and Exhibit VI annexed hereto and as to such other matters as Documentation Agent acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Documentation Agent that Company has requested such counsel to deliver such opinions to Lenders.

     F. OPINIONS OF AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of Dickinson, Wright, Moon, VanDusen & Freeman, counsel to Documentation Agent, dated as of the Closing Date, substantially in the form of Exhibit VII annexed hereto and as to such other matters as Documentation Agent acting on behalf of Lenders may reasonably request.

     G. FEES. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Agents and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

     H. PRO FORMA BALANCE SHEETS; FINANCIAL STATEMENTS. On or before the Closing Date, Documentation Agent shall have received from Company (i) unaudited pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date, prepared in accordance with GAAP, (including an estimated pro forma opening balance sheet) reflecting the forecasted financial condition, income and expenses of Company (including tax assumptions) after giving effect to the transactions contemplated hereby and by the other Loan Documents, which pro forma financial statements shall be in form and substance satisfactory to Documentation Agent and (ii) the unaudited annual and quarterly balance sheets of the Company as at March 31, 1997 and the related consolidated and consolidating statements of operations, partners' equity and cash flows of Company for the three month and twelve month periods ending on such date, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, which financial statements demonstrate to Documentation Agent's satisfaction that no material adverse change in the condition (financial or otherwise), results of operations, assets, liabilities or prospects of the Business has occurred relative to the information previously disclosed to Documentation Agent.

     I. EVIDENCE OF INSURANCE. Company shall have delivered to Documentation Agent certificates of insurance naming Documentation Agent on behalf of Documentation Agent and Lenders as loss payee under the casualty insurance policies and as additional insured under the liability and business interruption policies, all as required pursuant to subsection 5.4 hereof or pursuant to the Collateral Documents. All such certificates of insurance shall contain such endorsements as are reasonably required by Documentation Agent.

     J. NO MATERIAL ADVERSE EFFECT. Since December 31, 1996, no Material Adverse Effect (in the sole opinion of Agents) shall have occurred through the Closing Date.

     K. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Documentation Agent an Officers' Certificate, in form and substance satisfactory to Documentation Agent, to the effect that the representations and warranties in Section 4 hereof are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date and that Company shall have performed in all material respects agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Agents and Requisite Lenders.

     L. DELIVERY OF COMPLIANCE CERTIFICATE. Company shall have delivered to Documentation Agent a Compliance Certificate substantially in the form of
Exhibit IV annexed hereto, dated as of the Closing Date, and calculated to give effect to the initial funding under this Agreement, demonstrating compliance with the covenants set forth in this Agreement.

     M. FRANCHISES. Documentation Agent shall have had an opportunity to review all of the Franchises which shall be in full force and effect and shall be reasonably satisfactory to Documentation Agent.

     N. COMPLETION OF PROCEEDINGS. All corporate, partnership and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Documentation Agent, acting on behalf of Lenders, and its counsel shall be satisfactory in form and substance to Documentation Agent and such counsel, and Documentation Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Documentation Agent may reasonably request.

3.2 CONDITIONS TO ALL LOANS.
                                     36

     The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

     A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

     B.   As of that Funding Date:

          (i) The representations and warranties contained in Section 4 and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

          (iii) Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

          (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

           (v) The making of the Loans requested on such Funding Date shall not violate any law including, without limitation, Regulation G, Regulation
     T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

           (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 4.6 or 5.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of either Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued -and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

                                   SECTION 4.
                    COMPANY'S REPRESENTATIONS AND WARRANTIES

     In order to induce Lenders to enter into this Agreement and to make the Loans hereunder Company represents and warrants to each Lender, on the date of this Agreement and on each Funding Date that the following statements are true, correct and complete:

4.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
SUBSIDIARIES.

     A. ORGANIZATION AND POWERS. Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has all requisite partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

     B. QUALIFICATION AND GOOD STANDING. Company is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

     C. CONDUCT OF BUSINESS. Company and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.11.

     D. SUBSIDIARIES. All of the Subsidiaries of Company as of the Closing Date are identified in Schedule 4.1 annexed hereto. The capital stock or partnership interests of each of the Subsidiaries of Company identified in
Schedule 4.1 annexed hereto is duly authorized and validly issued and none of such capital stock or partnership interests constitutes Margin Stock. Each of the Subsidiaries of Company identified in Schedule 4.1 annexed hereto is a corporation or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate or partnership, as the case may be, power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate or partnership power and authority has not had and will not have a Material Adverse Effect. Schedule 4.1 annexed hereto correctly sets forth the ownership interest of Company and each of its Subsidiaries in each of the Subsidiaries of Company identified therein.

     E. COLLATERAL DOCUMENTS. The security interests created in favor of Documentation Agent under the Collateral Documents will at all times from and after the Closing Date constitute, as security for the obligations purported to be secured thereby, a legal, valid and enforceable security interest in and Lien on all of the Collateral referred to therein in favor of Documentation Agent for the benefit of the Lenders, perfected (by the filing of Uniform Commercial Code financing statements or as otherwise required by the Collateral Documents) and prior to the rights of all third persons in accordance with the requirements of all applicable Collateral Documents, subject only to Liens permitted by subsection 6.2. Each Loan Party has good and marketable title to its respective Collateral, and all such Collateral is free and clear of all Liens except for Liens permitted by subsection 6.2. No consents, filings or recordings are required in order to perfect or maintain the perfection or priority of (by the filing of Uniform Commercial Code financing statements or as otherwise required by the Collateral Documents) the security interests purported to be created by any of the Collateral Documents, other than such as have been obtained and which remain in full force and effect and uniform commercial code financing statements to be filed, or delivered to Documentation Agent for filing, on the Closing Date and periodic uniform commercial code continuation filings or as is specifically otherwise permitted by the terms of any applicable Collateral Document.

     F. PARTNERS. Set forth on Schedule 4.1 annexed hereto is a true, correct and complete list of each person holding any partnership interest or any right to obtain a partnership or other equity interest in Company as of the Closing Date and a description of such interest.

4.2 AUTHORIZATION OF BORROWING, ETC.

     A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate or partnership, as the case may be, action on the part of each Loan Party.

     B. NO CONFLICT. The execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, the Partnership Agreement, the General Partnership Agreement, the Certificate or Articles of Incorporation or Bylaws of any Subsidiary of Company or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Documentation Agent on behalf of Lenders), or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

     C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by the Loan Parties of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than the filing of UCC financing statements which are being filed on or about the Closing Date.

     D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each of the Loan Parties party thereto and is the legally valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     E. VALID ISSUANCE OF SENIOR UNSECURED NOTES. Company has the partnership power and authority to issue the Senior Unsecured Notes. The Senior Unsecured Notes, when issued and paid for, will be the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Senior Unsecured Notes, when issued and sold in accordance with the terms of the Indenture will either (a) have been registered or qualified under applicable federal and state securities laws or (b) be exempt therefrom.

4.3 FINANCIAL CONDITION:.

     FINANCIAL STATEMENTS. Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheet of Company and its Subsidiaries as at December 31, 1996 and the related consolidated statements of income, partners' equity and cash flows of Company and its Subsidiaries for the Fiscal Year then ended and (ii) the unaudited consolidated balance sheet of Company and its Subsidiaries as at March 31, 1997 and the related unaudited consolidated statements of income, partners' equity and cash flows of Company and its Subsidiaries for the three months then ended. All such statements were prepared in conformity with GAAP and fairly present the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Company does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

4.4 NO MATERIAL ADVERSE CHANGE: NO RESTRICTED JUNIOR PAYMENTS

     Since December 31, 1996, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted by subsection 6.5.

4.5 TITLE TO PROPERTIES: LIENS.

     Company and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of the material properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.7. Except as permitted by subsection 6.2, all such properties and assets are free and clear of Liens.
Schedule 4.5 annexed hereto correctly sets forth (i) each of the parcels of real property owned by the Company and the Company's estimate of the value of each such parcel and (ii) each lease to which the Company is a party and the payments required under such lease.

4.6 LITIGATION; ADVERSE FACTS.

     Except as set forth in Schedule 4.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 4.6 annexed hereto, neither Company nor any of its Subsidiaries is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7 PAYMENT OF TAXES.

     Except to the extent permitted by subsection 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company does not know of any proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8 PERFORMANCE OF AGREEMENTS: FRANCHISES.

     A. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

     B. Schedule 4.8 annexed hereto accurately and completely lists all material authorizations, licenses, permits and Franchises granted or assigned to Company by the FCC or any other public or governmental agency or regulatory body, including all material authorizations, licenses, permits and Franchises for the construction, installation or operation of cable television systems. A correct copy of each such Franchise has been delivered to Documentation Agent or its counsel. The same constitute the only material licenses, permits or Franchises or other authorizations of any public or governmental agency or regulatory body required or advisable in connection with the business of Company as conducted or proposed to be conducted. All existing Franchises are in full force and effect, are duly issued in the name of, or validly assigned to, Company and Company has full power and authority to operate thereunder. Except as set forth in Schedule 4.8 annexed hereto, no cable television Franchise issued has a term which will expire prior to August 15, 2002. Except as set forth in Schedule 4.8 annexed hereto, each of the Franchises listed on
Schedule 4.8 annexed hereto are assignable to Documentation Agent and Lenders as collateral security for the Obligations. Schedule 4.8 also accurately and completely lists all material agreements, if any, which are presently in effect for the use of public utility facilities in connection with the cable systems operated by Company.

4.9 GOVERNMENTAL REGULATION.

     Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment

Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.10 SECURITIES ACTIVITIES.

     A. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
6.2 or 6.7 or subject to any restriction contained in any agreement or instrument, between any Loan Party, on the one had, and any Lender or any Affiliate of any Lender, on the other hand, relating to Indebtedness and within the scope of subsection 7.2, will be Margin Stock.

4.11 EMPLOYEE BENEFIT PLANS.

     A. Company and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.

     B. No ERISA Event has occurred or is reasonably expected to occur.

     C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Company or any of its ERISA Affiliates.

     D. As of the most recent valuation date for any Pension Plan, there are no unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for any Pension Plan (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities).

4.12 CERTAIN FEES.

     No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.13 ENVIRONMENTAL PROTECTION.

     Except as set forth in Schedule 4.13 annexed hereto:

           (i) the operations of Company and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws;

           (ii) Company and each of its Subsidiaries have obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Company and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental
      Authorizations;

           (iii) neither Company nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or
      (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or comparable state laws, and, to the best of Company's knowledge, none of the operations of Company or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

           (iv) none of the operations of Company or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

           (v) neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order or agreement with any governmental authority or private party relating to (a) any Environmental Laws or (b) any Environmental Claims;

           (vi) neither Company nor any of its Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Company or any of its Subsidiaries;

           (vii) neither Company nor any of its Subsidiaries nor, to the best knowledge of Company, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility, and none of Company's or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent;

           (viii) no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and neither Company nor any of its Subsidiaries has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

           (ix) neither Company nor any of its Subsidiaries nor, to the best knowledge of Company, any of their respective predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

           (x) no underground storage tanks or surface impoundments are on or at any Facility; and

           (xi) no Lien in favor of any Person relating to or in connection with any Environmental Claim has been filed or has been attached to any Facility.

4.14 EMPLOYEE MATTERS.

     There is no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.15 SOLVENCY.

     Company and each of its Subsidiaries is and, upon the incurrence of any Obligations by Company on any date on which this representation is made, will be, Solvent.

4.16 DISCLOSURE.

     To the best of the Company's knowledge after the exercise of reasonable due diligence, no representation or warranty of Company or any Loan Party contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Company or any Loan Party for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected in Company's reasonable judgment to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.


                                   SECTION 5.
                        COMPANY'S AFFIRMATIVE COVENANTS

Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1  FINANCIAL STATEMENTS AND OTHER REPORTS.

     Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Agents and Lenders:

           (i) Quarterly Financials: as soon as available and in any event within 45 days after the end of each fiscal quarter of each Fiscal Year,
     (a) the consolidated balance sheet of Company as at the end of such fiscal quarter and the related consolidated statements of income, partners' equity and cash flows of Company and statements of income for each of its cable television systems for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast for the current Fiscal Year delivered pursuant to subsection 5.1(xii), all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and each of its cable television systems as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Company and any material variances from the consolidated plan and financial forecast for the current Fiscal Year for Company and each of its cable television systems in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter;

           (ii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Company as at the end of such Fiscal Year and the related consolidated statements of income, partners' equity and cash flows of Company and statements of income for each of its cable television systems for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the consolidated plan and financial forecast delivered pursuant to subsection 5.1(xii) for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company that they fairly present the financial condition of Company and each of its cable television systems as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Company and each of its cable television systems in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Deloitte & Touche or other independent certified public accountants of recognized national standing selected by Company and satisfactory to Agent, which report shall be unqualified, shall express no doubts about the ability of Company and each of its cable television systems to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Company and each of its cable television systems as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

           (iii) Officers' and Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (a) an Officers' Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in
      Section 6;

           (iv) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 4.3, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to subdivisions (i), (ii), or (xii) of this subsection
      5.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then
      (a) together with the first delivery of financial statements pursuant to subdivision (i), (ii) or (xii) of this subsection 5.1 following such change, consolidated financial statements of Company and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and
      (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i),
      (ii) or (xii) of this subsection 5.1 following such change, a written statement of the chief accounting officer or chief financial officer of Company setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change;

           (v) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including, without limitation, any comment letter submitted by such accountants to management in connection with their annual audit;

           (vi) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders, partners or Affiliates or by any Subsidiary of Company to its security holders, partners or Affiliates, (b) all regular and periodic reports and all registration statements (other than on Form S-
      8 or a similar form) and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries;

           (vii) Events of Default, etc..: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2,
      (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

           (viii) Litigation or Other Proceedings: (a) promptly upon any officer of Company obtaining knowledge of (X) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (Y) any material development in any Proceeding that, in any case:

                  (1) if reasonably expected to be adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                  (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each fiscal quarter of Company, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Company or any of its Subsidiaries equal to or greater than $ 1,000,000, and promptly after request by either Agent such other information as may be reasonably requested by such Agent to enable such Agent and its counsel to evaluate any of such Proceedings;

           (ix) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

           (x) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Company or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as either Agent shall reasonably request;

           (xi) Financial Plans: as soon as practicable and in any event no later than January 31 of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next four succeeding Fiscal Years, including without limitation (a) a forecasted consolidated balance sheet of Company and forecasted consolidated statements of income of Company and each of its cable television systems for each such Fiscal Year, together with pro forma Compliance Certificate for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income of Company and each of its cable television systems for each month of the first such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) the amount of forecasted unallocated overhead for each such Fiscal Year, and (d) such other information and projections as any Lender may reasonably request and that is reasonably available to Company;

          (xii) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

          (xiii) Environmental Audits and Reports: as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could result in a Material Adverse Effect;

          (xiv) Other Information: with reasonable promptness, such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by any Lender and that is reasonably available to Company.

5.2  CORPORATE EXISTENCE, ETC.

     Each of Company will, and will cause each of its respective Subsidiaries to, at all times preserve and keep in full force and effect its corporate or partnership, as the case may be, existence and all rights and franchises material to its business, except (i) any of the foregoing to the extent they are permitted under subsection 6.7, (ii) the failure to keep any Franchises in full force and effect to the extent that an Event of Default or a Potential Event of Default would not be caused under Section 7.14 if such Franchises were terminated and compliance with the financial covenants contained in Section 6.6 were calculated as if such termination had occurred as of the first day of the period for which such financial covenants were calculated, as described in
Section 7.14, (iii) any of the foregoing with respect to any Subsidiary of the Company which is not a Significant Subsidiary and (iv) any event provided for in the Partnership Agreement which would require Company to be dissolved, wound up or terminated if the term of the Company is subsequently extended by a vote of the partners within 90 days of such event.

5.3  PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

     A. Company will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

     B. Company will not, and will not permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any Subsidiary of Company).

5.4  MAINTENANCE OF PROPERTIES; INSURANCE.

     Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and businesses of its Subsidiaries against loss or damage (including, without limitation, flood insurance, if necessary or advisable) of the kinds and in amounts customarily carried or maintained under similar circumstances by corporations and partnerships of established reputation engaged in similar businesses in similar geographic locations. Each such policy of insurance shall name Documentation Agent for the benefit of Lenders as the loss payee thereunder for all losses subject to application of proceeds as required by subsection 2.4A(iii)(e) and shall provide for at least 30 days prior written notice to Documentation Agent of any modification or cancellation of such policy.

5.5  INSPECTION: LENDER MEETING.

     Company will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Company or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, Company will, upon the request of either Agent or Requisite Lenders, participate in a meeting of Agents and Lenders once during each Fiscal Year to be held at Company's corporate offices (or such other location as may be agreed to by Company and Agents at such time as may be agreed to by Company and Agents).

5.6  COMPLIANCE WITH LAWS, ETC.

     Company will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could reasonably be expected to cause a Material Adverse Effect.

5.7  ENVIRONMENTAL DISCLOSURE AND INSPECTION.

     A. Company will, and will cause each of its Subsidiaries to, exercise all due diligence in order to comply and cause (i) all tenants under any leases or occupancy agreements affecting any portion of the Facilities and (ii) all other Persons on or occupying such property, to comply with all Environmental Laws.

     B. Company agrees that Agents may, from time to time and in its reasonable discretion taking into account the potential risk to Company, Agents and the Lenders, retain, at Company's expense, an independent professional consultant to review any report relating to Hazardous Materials prepared by or for Company and to conduct its own investigation of any Facility currently owned, leased, operated or used by Company or any of its Subsidiaries, and Company agrees to use its best efforts to obtain permission for Agents' professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by Company or any of its Subsidiaries. Company hereby grants to Agents and their respective agents, employees, consultants and contractors the right to enter into or on to the Facilities currently owned, leased, operated or used by Company or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Company and Agents, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Company and Agents hereby acknowledge and agree that any report of any investigation conducted at the request of Agents pursuant to this subsection 5.7B will be obtained and shall be used by Agents and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Agents agree to deliver a copy of any such report to Company with the understanding that Company acknowledges and agrees that (i) it will indemnify and hold harmless each Agent and each Lender from any costs, losses or liabilities relating to Company's use of or reliance on such report, (ii) neither any Agent nor any Lender makes any representation or warranty with respect to such report, and
(iii) by delivering such report to Company, neither any Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

     C. Company will promptly advise Lenders in writing and in reasonable detail of (i) any Release of any Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (ii) any and all written communications with respect to any Environmental Claims that have a reasonable possibility of giving rise to a Material Adverse Effect or with respect to any Release of Hazardous Materials required to be reported to any federal, state or local governmental or regulatory agency, (iii) any remedial action taken by Company or any other Person in response to (x) any Hazardous Materials on, under or about any Facility, the existence of which has a reasonable possibility of resulting in an Environmental Claim having a Material Adverse Effect, or (y) any Environmental Claim that could have a Material Adverse Effect, (iv) Company's discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, and (v) any request for information from any governmental agency that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for a Release of Hazardous Materials.

     D. Company will promptly notify Lenders of (i) any proposed acquisition of stock, partnership interests, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to expose Company or any of its Subsidiaries to, or result in, Environmental Claims that could have a Material Adverse Effect or that could reasonably be expected to have a material adverse effect on any Governmental Authorization then held by Company or any of its Subsidiaries and (ii) any proposed action to be taken by Company or any of its Subsidiaries to commence manufacturing, industrial or other operations that could reasonably be expected to subject Company or any of its Subsidiaries to additional laws, rules or regulations, including, without limitation, laws, rules and regulations requiring additional environmental permits or licenses.

     E. Company will, at its own expense, provide copies of such documents or information as either Agent may reasonably request and that are reasonably available to Company in relation to any matters disclosed pursuant to this subsection 5.7.

5.8  COMPANY'S REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

     Company will promptly take, and will cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations. In the event Company or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Company or such Subsidiary will conduct and complete such remedial action in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Company's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Company or such Subsidiary.

5.9 FURTHER ASSURANCES: NEW SUBSIDIARIES.

     At any time or from time to time upon the request of the Agents, Company will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Agents may reasonably request in order to effect fully the purposes of the Loan Documents and to provide for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents. In furtherance and not in limitation of the foregoing, each of Company will take, and cause each of its respective Subsidiaries to take, such actions as either Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the Obligations are guarantied by any material Subsidiaries of Company created after the Closing Date and are secured by substantially all of the assets of Company and its Subsidiaries. In the event that any new Subsidiary of Company is created, whether or not in compliance with the requirements of subsection 6.7(iii), all of the capital stock or partnership interests of such new Subsidiary shall be duly and validly pledged to Documentation Agent for the benefit of Lenders pursuant to the Collateral Documents, subject to no other Liens, and if such Subsidiary is in the judgment of Agents and Requisite Lenders material to the operation of the business of Company or the performance of the Obligations, such Subsidiary shall execute and deliver to Documentation Agent for the benefit of the Lenders its Guaranty and its Guarantor Security Agreement.

5.10 REAL ESTATE.

     Without limiting subsection 5.10, Agents may from time to time designate real property of Company of any of its Subsidiaries now owned or hereafter acquired as "Mortgaged Property," in which case Company shall, and shall cause its Subsidiaries to, execute and deliver all Mortgages and take all other action Agents may request to grant Documentation Agent, on behalf of Lenders, as security for the Obligations, a first priority security interest subject only to Permitted Encumbrances on all such real property interests on terms and conditions reasonably satisfactory to Documentation Agent. Concurrently with the execution and delivery of any Mortgage, Company shall cause to be delivered to Documentation Agent: (i) a title report with respect to the Mortgaged Property, in form and substance satisfactory to Documentation Agent, (ii) an opinion of local counsel admitted to practice in the state in which any Mortgaged Property is located, addressed to Agents and Lenders, in form and substance satisfactory to Documentation Agent, (iii) ALTA tender's extended coverage title insurance policies (with endorsements for any matter Documentation Agent may reasonably request) issued by a nationally recognized title insurance company acceptable to Documentation Agent in its reasonable discretion, in amounts satisfactory to Documentation Agent, ensuring that as of the date of recording thereof the Mortgages will be valid and enforceable first priority mortgage Lien on the property encumbered thereby, free and clear of all Liens, except as Documentation Agent may approve, and the Liens permitted under subsection 6.2, in form and substance satisfactory to Documentation Agent, and (iv) such certificates and affidavits as the title insurer may reasonably require in connection with the issuance of the title insurance policy described in clause (iii) hereof.

5.11 FRANCHISE CONSENTS.

     Upon request of the Agents Company shall use its reasonable best efforts, to obtain consents of the other parties to the Franchises set forth on Schedule
5.12 annexed hereto to the assignment and pledge of such Franchises to Documentation Agent for the benefit of the Lenders pursuant to the Collateral Documents; provided that Company shall not be required to seek the consent of the other parties to a Franchise if in Company's reasonable judgment such action would impair Company's ability to conduct business with such other party or Company's relationship with such other party.

5.12 OTHER TERMS.

     If at any time after the date hereof Company shall enter into any instrument or agreement with respect to any Indebtedness which in the aggregate, together with any related Indebtedness, exceeds $500,000, relating to or amending any terms or conditions applicable to any of such Indebtedness which includes covenants, terms, conditions or defaults not substantially provided for in this Agreement or more favorable to the lender or lenders thereunder than those provided for in this Agreement, then the Company shall promptly so advise the Agents and the Lenders. Thereupon, if the Agents shall request, upon notice to the Company, the Agents and the Lenders shall enter into an amendment to this Agreement or an additional agreement (as the Agents may request), providing for substantially the same covenants, terms, conditions and defaults as those provided for in such instrument or agreement to the extent required and as may be selected by the Agents. In addition to the foregoing, any covenants or defaults or similar provisions (which include without limitation any provisions requiring any mandatory prepayments or defeasance under the Senior Unsecured Notes, Indenture or any other Senior Unsecured Debt Document) in any Senior Unsecured Debt Document at any time not substantially provided for in this Agreement or more favorable to the holders of the Indebtedness under the Senior Unsecured Notes issued in connection therewith are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver, termination or modification thereof shall affect any such covenants or defaults or other provisions as incorporated herein.



                                   SECTION 6.
                          COMPANY'S NEGATIVE COVENANTS

     Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its respective Subsidiaries to perform, all covenants in this Section 6.

6.1  INDEBTEDNESS.

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

           (i) Company may become and remain liable with respect to the Obligations;

           (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

           (iii) Company may become and remain liable with respect to Indebtedness in respect of Capital Leases and/or purchase money Indebtedness in an aggregate amount not to exceed $2,500,000;

           (iv) Company may remain liable with respect to Indebtedness described in Schedule 6.1 annexed hereto, including any refinancing or extension thereof provided that the amount thereof is not increased;

           (v) Company may become and remain liable with respect to Indebtedness evidenced by the Senior Unsecured Notes in aggregate principal amount not to exceed $100,000,000; and

           (vi) Company may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $2,500,000 at any time outstanding.

           (vii) Without duplication, Contingent Obligations to the extent permitted by Section 6.4.

6.2 LIENS AND RELATED MATTERS.

     A. PROHIBITION ON LIENS. Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except:

           (i)   Permitted Encumbrances;

           (ii)  Liens granted pursuant to the Collateral Documents;

           (iii) Liens described in Schedule 6.2 annexed hereto, and any renewal or extension of any such Lien provided that the aggregate amount of the Indebtedness secured thereby is not increased;

           (iv) Purchase-money Liens, including liens in connection with Capital Leases, securing Indebtedness permitted under subsection 6.1(iii); provided that such Liens encumber only the asset so purchased;

           (v) Liens existing on such property, asset, income or profits at the time of its acquisition, provided that such Lien was not incurred in contemplation of such acquisition and such acquisition was permitted by
      Section 6.7(iii); and

          (vi) Other Liens securing Indebtedness in an aggregate amount not to exceed $2,500,000 at any time outstanding.

     B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 6.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 6.2A.

     C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale and except for the Indenture, neither Company nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

     D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO COMPANY OR OTHER SUBSIDIARIES. Except as provided herein, Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock, partnership interests or other interests owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company.

6.3  INVESTMENTS; JOINT VENTURES.

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

           (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

          (ii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsection 6.1(iv);

         (iii) The Company may make Investments in Joint Ventures to the extent the aggregate amount of the outstanding Investments in all Joint Ventures does not exceed $2,500,000;

          (iv) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 6.3 annexed hereto; and

          (v)  Company may make acquisitions permitted under subsection
      6.7(iii).

6.4   CONTINGENT OBLIGATIONS.

      Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

           (i) Any Guarantor may become and remain liable with respect to Contingent Obligations arising under their guaranties of the Obligations;

           (ii) Company may become and remain liable with respect to Interest Rate Agreements to the extent such Interest Rate Agreements are entered into to protect the Company against fluctuations in interest rates and not for the purpose of financial speculation;

           (iii) Company may remain liable with respect to Contingent Obligations described in Schedule 6.4 annexed hereto, including any refinancing or extension thereof, provided that the amount thereof is not increased;

           (iv) Company may become and remain liable with respect to Contingent Obligations under performance bonds incurred in the ordinary course of business in an aggregate amount not to exceed $1,500,000 at any time outstanding (which allowance under this clause (iv) is not in addition to the exclusion contained in the definition of Indebtedness); and

           (v) Company may become and remain liable with respect to other Contingent Obligations in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

6.5   RESTRICTED JUNIOR PAYMENTS.

      Company shall not, and it shall not permit any of its respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that:

           (i) So long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Company may make scheduled interest and principal payments which are required to be paid in cash from time to time pursuant to the terms of the Senior Unsecured Notes without giving effect to any amendment or modification thereof;

           (ii) Company may make payments of Management Fees which are not in excess of the amount allowed under the Partnership Agreement;

           (iii) So long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Company may purchase limited partner interests in Company from limited partners of Company that are not Affiliates of Company, the General Partner or Jamesco and pay dividends on partnership interests of the Company; provided that (x) all such purchases and dividends together do not exceed $5,000,000 in the aggregate since the Closing Date and (y) prior to any such purchase or dividend Company delivers an Officers' Certificate to Agents and Lenders in form and substance reasonably satisfactory to Agents, confirming that no Event of Default or Potential Event of Default is continuing and it will be in compliance, on a Pro Forma Basis after giving effect to such purchase, with all covenants set forth in subsection 6.6 hereof and setting forth the percentage limited partnership interest to be purchased and the aggregate amount to be paid in connection with such purchase;

           (iv) So long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, payments permitted under Section 6.10(iii); and

           (v) So long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, the payment of any dividend or distribution on any general or limited partnership interest of the Company or any Subsidiary of the Company to the extent necessary to permit the direct or indirect beneficial owners of such partnership interests to pay federal and state income tax liabilities arising from income of the Company or such Subsidiary and attributable to them solely as a result of the Company or such Subsidiary (and any intermediate entity through which such holder owns such partnership interests) being a partnership or similar pass-through entity for federal income tax purposes.

6.6   FINANCIAL COVENANTS.

      A. TOTAL DEBT COVERAGE. Company will not permit the ratio of (y) Consolidated Total Debt as of any day during the periods set forth below to (z) Consolidated Adjusted EBITDA for the most recently ended six consecutive month period ended as of such day multiplied by 2 to be greater than the correlative ratio indicated:


                                                                  CONSOLIDATED
                                                                   TOTAL DEBT
                                                                       TO
                                                                  CONSOLIDATED
                            PERIOD                               ADJUSTED EBITDA

December 31, 1995 through September 30, 1999                        7.00:1.00

December 31, 1999 and thereafter                                    6.75:1.00

     B. SENIOR DEBT COVERAGE. Company will not permit the ratio of (y) Consolidated Senior Debt as of any day during the period set forth below to (z) Consolidated Adjusted EBITDA for the six (6) consecutive month period ended as of such day multiplied by 2 to be greater than the correlative ratio indicated.:


                                               CONSOLIDATED
                                                SENIOR DEBT
                                                    TO
                                               CONSOLIDATED
                   PERIOD                     ADJUSTED EBITDA

December 31, 1995 through September 30, 1999     2.50:1.00

December 31, 1999 and thereafter                 2.25:1.00

     C. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit, as of the last day of any fiscal quarter, the ratio of (i) Consolidated Adjusted EBITDA for the six (6) consecutive month period then ending to (ii) Consolidated Cash Interest Expense for the six (6) consecutive month period then ending than to be less than 1.1 to 1.0.

6.7 RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS: NEW SUBSIDIARIES.

     Company shall not, and shall not permit any of its Subsidiaries to, alter the corporate, partnership, capital or legal structure of Company or any of its Subsidiaries, create any new Subsidiaries or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of (other than in the ordinary course of business), in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person (other than in the ordinary course of business), except:

           (i) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom and Company delivers an Officers' Certificate to Agents and Lenders, in form and substance reasonably satisfactory to Agent, confirming that it will be in compliance, on a Pro Forma Basis after giving effect to such Asset Sale, with all covenants set forth in subsection 6.6 hereof, Company and its Subsidiaries may make Asset Sales of assets with an aggregate book value for all such assets of less than $3,000,000; provided that (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (y) the sole consideration received shall be cash, except that the Company shall be allowed to trade assets of like kind with other cable companies; and (z) the proceeds of such Asset Sales shall be applied as required by subsection 2.4A(iii)(a);

           (ii) subject to the requirements of subsection 5.9, Company may create new Subsidiaries with the prior written consent of the Agents; and

           (iii) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom and Company delivers an Officers' Certificate to Agents and Lenders, in form and substance reasonably satisfactory to Agent, confirming that it will be in compliance, on a Pro Forma Basis after giving effect to such acquisition, with all covenants set forth in subsection 6.6 hereof, Company may from time to time make acquisitions of cable systems and related communications systems that are in close proximity to Company's existing cable systems by way of asset purchase, stock or partnership interest purchase, merger, consolidation or otherwise not to exceed $2,000,000 in the aggregate, provided that it is acknowledged that any acquisitions from the reinvestment of the proceeds of any sale of assets as permitted under clause (B) contained in the definition of Asset Sale or the purchase of replacement assets with Insurance Proceeds or Condemnation Proceeds in accordance with Section 2.4(A)(iii)(e) shall not count against such $2,000,000 basket.

6.8  SALES AND LEASE-BACKS.

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

6.9  SALE OR DISCOUNT OF RECEIVABLES.

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, discount, or otherwise sell for less than the face value thereof any of its notes or accounts receivable.

6.10 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

     Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries, (ii) payment of Management Fees in accordance with subsection 6.5, and in any event not to exceed in any fiscal year 4% of the Company's annual revenues plus $5.00 per subscriber, or (iii) payments in an aggregate amount not to exceed $2,000,000 in connection with the Incentive Compensation Agreement adopted by the Company as of December 31, 1994.

6.11 CONDUCT OF BUSINESS.

     From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses or as the Company's business has thereafter evolved in the fields of cable television systems, enhanced video services, advanced telecommunications services, such as broadband high speed Internet access and inter- and intra- network data services and telephony, and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.12 AMENDMENTS TO THE INDENTURE, SENIOR UNSECURED NOTES AND OTHER MATERIAL AGREEMENTS.

     Company shall not, and shall not permit any of its Subsidiaries or the Guarantor to, amend or otherwise change the terms of any Senior Unsecured Debt Document, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on the Senior Unsecured Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default), change any affirmative or negative covenant in any significant respect, change the redemption, prepayment or defeasance provisions thereof, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of the Senior Unsecured Notes (or a trustee or other representative on their behalf) which would be adverse to any Loan Party or Lenders. Company shall not permit the Partnership Agreement, the General Partnership Agreement, or the certificate or articles of incorporation or by laws or partnership agreement of any Subsidiary to be amended or otherwise modified in any respect without the prior written consent of Requisite Lenders (other than non-material amendments or modifications, which individually or taken together with all other amendments or modifications, could not reasonably be expected to be adverse to any Lender and which do not increase the Management Fees).

6.13  FISCAL YEAR

      Company shall not change its Fiscal Year-end from December 31.


                                   SECTION 7.
                               EVENTS OF DEFAULT

      If any of the following conditions or events ("Events of Default") shall occur:

7.1   FAILURE TO MAKE PAYMENTS WHEN DUE.

      Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay any interest on any Loan when due and such failure shall not have been remedied or waived within two Business Days after the earlier of (i) an officer of the Company becoming aware of such failure or (ii) receipt by the Company of notice from either Agent or any Lender of such default; or failure by Company to pay any fee or any other amount due under this Agreement when due and such failure shall not have been remedied or waived within five days after the earlier of
(a) an officer of the Company becoming aware of such failure or (b) receipt by the Company of notice from either Agent or any Lender of such default; or

7.2   DEFAULT IN OTHER AGREEMENTS.

      (i) Failure of Company or any of its Subsidiaries to pay when due, beyond the end of any grace period provided therefor, any amount on any Indebtedness (other than Indebtedness referred to in subsection 7.1) or Contingent Liabilities which individually or together with other such Indebtedness and Contingent Liabilities as to which any such failure exists has an aggregate outstanding amount in excess of $2,500,000 or (ii) breach or default by Company or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness or Contingent Liabilities which individually or together with other such Indebtedness and Contingent Liabilities as to which any such failure exists has an aggregate outstanding amount in excess of $2,500,000 or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause after the expiration of any applicable grace period, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3   BREACH OF CERTAIN COVENANTS.

      Failure of Company or Company to perform or comply with any term or condition contained in subsection 2.5 or Section 6 of this Agreement; or

7.4   BREACH OF WARRANTY.

      Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5  OTHER DEFAULTS UNDER LOAN DOCUMENTS.

     Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Company becoming aware of such default or (ii) receipt by Company of notice from either Agent or any Lender of such default; or

7.6  INVOLUNTARY BANKRUPTCY, APPOINTMENT OF RECEIVER, ETC.

     (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Company or any of its Subsidiaries or the General Partner in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries or the General Partner under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries or the General Partner, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries or the General Partner for all or a substantial part of its property; or a warrant-of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7  VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

     (i) Company or any of its Subsidiaries or the General Partner shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries or the General Partner shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries or the General Partner shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Company or any of its Subsidiaries or the General Partner (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8  JUDGMENTS AND ATTACHMENTS.

     Any money judgment, writ or warrant of attachment or similar process, together with all such other money judgments, writs or warrants of attachment or similar processes, involving in the aggregate at any time an amount in excess of $2,500,000 (and not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9  DISSOLUTION.

     Any order, judgment or decree shall be entered against Company or any of its Significant Subsidiaries or the General Partner decreeing the dissolution or split up of Company or that Significant Subsidiary or the General Partner and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10 EMPLOYEE BENEFIT PLANS.

     There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company or any of its ERISA Affiliates in excess of $1,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $1,000,000; or

7.11 CHANGE IN CONTROL.

     Any of the following shall occur: (i) the General Partner shall, for any reason, cease to be the sole general partner of Company or shall cease to have the sole power to take all actions the General Partner is entitled or required to take under the Partnership Agreement as in effect on the Closing Date, (ii) William R. James shall cease to own at least 51% of the aggregate direct and indirect beneficial ownership interest in the General Partner and Jamesco or William R. James shall no longer have the sole power to direct or cause the direction of the management or policies of the General Partner, unless in the event of any Incapacity (as defined in the Partnership Agreement) of William R. James, C. Timothy Trenary or Daniel Shoemaker, directly or indirectly, shall have the power to direct or cause the direction of the management and policies of the General Partner and shall be actively engaged in the operation and management of the affairs of Company performing substantially the same type of management duties with respect to business of Company as performed as of the Closing Date, (iii) any "Change of Control" as defined in the Senior Unsecured Debt Documents or (iv) any event provided for in the Partnership Agreement which would require Company to be dissolved, wound up or terminated (unless the term of Company is subsequently extended by a vote of the partners within 90 days of such event), including, without limitation, (a) expiration of the term of Company or (b) the General Partner shall be removed, whether or not such event creates a dissolution, winding up or termination.

7.12 INVALIDITY OF GUARANTIES.

     Upon execution and delivery thereof, any guaranty of the Obligations of Company for any reason, other than the satisfaction in full of all Obligations, ceases to be in full force and effect other than in accordance with its terms) or is declared to be null and void, or any Loan Party denies in writing that it has any further liability, including without limitation with respect to future advances by Lenders, under any Loan Document to which it is a party; or


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7.13 FAILURE OF SECURITY.

     Upon execution and delivery thereof, any Collateral Document shall, at any time, cease to be in full force and effect as to any material Collateral (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or the validity or enforceability thereof shall be contested in writing by any Loan Party, or Documentation Agent shall not have or shall cease to have a valid security interest in any material Collateral (other than inventory or equipment in transit in the ordinary course of business) purported to be covered thereby, perfected and with the priority required by the relevant Collateral Document, for any reason other than the failure of either Agent or any Lender to take any action within its control, subject only to Liens permitted under the applicable Collateral Documents; or

7.14 FRANCHISES.

     (i) Company shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer a material adverse amendment to any Franchise or group of Franchises at any time held by it, or
(ii) any governmental regulatory authority shall schedule or conduct a hearing on the renewal of any Franchise or group of Franchises held by Company, and the Requisite Lenders shall reasonably believe that the result thereof shall be the termination, revocation, suspension, or material adverse amendment of such Franchise or group of Franchises; and if, after giving pro forma effect to all such events described in the foregoing clauses (i) and (ii) on a pro forma basis reasonably acceptable to the Agents, including without limitation those events which the Requisite Lenders reasonably believe will occur, as if they had all occurred as of the first day of the period for which each of the financial covenants contained in Section 6.6 were calculated, the Company would be in breach of any of the financial covenants contained in Section 6.6; or

7.15 DEFAULT IN PARTNERSHIP AGREEMENT.

     Any party to the Partnership Agreement shall default in the performance of or compliance with any material term contained in such Partnership Agreement, and, as a result, the ability of Company and the other Loan Parties, taken as a whole, to perform, or Agents or Lenders to enforce, the Obligations of Company shall be materially and adversely affected:

     THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Documentation Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan.

     Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than

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

non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Company and do not grant Company the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


                                   SECTION 8.
                                     AGENTS

8.1  APPOINTMENT.

     NBD is hereby appointed Documentation Agent hereunder and under the other Loan Documents and each Lender authorizes Documentation Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. CIBC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 8 are solely for the benefit of Agents and Lenders, and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries.

8.2  POWERS: GENERAL IMMUNITY.

     A. DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers hereunder and under the other Loan Documents as are specifically delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents or employees. Neither Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon either Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

     B. NO RESPONSIBILITY FOR CERTAIN MATTERS. Neither Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document and neither Agent nor any Lender shall be responsible to any other Lender for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by either Agent or such Lender to Lenders or by or on behalf of Company to either Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations. Neither Agent shall be required to ascertain or


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

inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, neither Agent shall have any liability arising from confirmations of the amount of outstanding Loans.

     C. EXCULPATORY PROVISIONS. Neither Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. If either Agent shall request instructions from Lenders with respect to any act or action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from Requisite Lenders. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against either Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders. Each Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement or any of the other Loan Documents unless and until it has obtained the instructions of Requisite Lenders.

     D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, each Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

8.3 REPRESENTATIONS AND WARRANTIES, NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. Neither Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and neither Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4 RIGHT TO INDEMNITY.

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     Each Lender, in proportion to its Pro Rata Share in effect on the date indemnification is sought, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against either Agent in performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as an Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to either Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5 SUCCESSOR AGENT.

    Each Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and each Agent may be removed at any time with cause by an instrument or concurrent instruments in writing delivered to Company and such Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Agent for such Agent. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as an Agent, the provisions of this
Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

8.6 COLLATERAL DOCUMENTS.

    Each Lender hereby further authorizes Documentation Agent to enter into each Collateral Document as secured party on behalf of and for the benefit of Lenders and agrees to be bound by the terms of each Collateral Document; provided that Documentation Agent shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in any Collateral Document without the prior consent of Requisite Lenders. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all rights and remedies under the Collateral Documents may be exercised solely by Documentation Agent for the benefit of Lenders in accordance with the terms thereof.

                                   SECTION 9.
                                 MISCELLANEOUS

9.1 ASSIGNMENTS AND PARTICIPATIONS IN LOANS.

    A. GENERAL. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or any other interest herein or in any other Obligations owed to it;



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provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further, that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by each Agent as provided in subsection 9.lB(ii). Except as otherwise provided in this subsection 9.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans or the other Obligations owed to such Lender.

      B.   ASSIGNMENTS.

           (i) Amounts and Terms of Assignments. Each Commitment Loan or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender, with the giving of notice to Company and Agents or (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, and other Obligations of the assigning Lender) to any other Eligible Assignee with the consent of the Company (which consent shall not be unreasonably withheld and may not be withheld during the continuance of any Event of Default) and of each Agent. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Agent, for its acceptance, an Assignment Agreement, together with a processing fee of $3,500.00 (or $1,000.00 in the case of an assignment to a Lender) and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery and acceptance, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after' the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit III annexed hereto with appropriate insertions, to reflect the new Commitments of the assignee and the assigning Lender.

           (ii) Acceptance by Agents. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee referred to in subsection 8.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Agents pursuant to subsection 2.7B(iii), each Agent shall, if such



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      Assignment Agreement has been completed and is in substantially the form of Exhibit VIII hereto and if each Agent has consented to the assignment evidenced thereby to the extent such consent is required pursuant to subsection 9. 1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Agents to such assignment) and (b) give prompt notice thereof to Company. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.lB(ii).

      C. PARTICIPATIONS. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation or (iii) the release of all or substantially all Collateral, and all amounts payable by Company hereunder (including without limitation amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections
9.4 and 9.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

      D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

      E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.19.

9.2   EXPENSES.

      Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents; (ii) all the costs of furnishing all opinions by counsel for Company (including without limitation any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including, without limitation, with respect to confirming compliance with environmental and insurance requirements; (iii) the reasonable fees, expenses and disbursements of counsel to either Agent (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by Company; (iv) all the costs and expenses of creating and perfecting the Liens in favor of the Documentation Agent for the benefit of Lenders pursuant to the Loan Documents, including filing and recording fees and expenses, title insurance, fees and expenses of counsel for providing such opinions as Lenders may reasonably request and fees and expenses of legal



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counsel to either Agent (including local counsel); (v) all other actual and reasonable costs and expenses incurred by either Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby; and
(vi) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Agents and Lenders in enforcing any Obligations of or in collecting any payments due from Company hereunder or under the other Loan Documents by reason of such Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

9.3  INDEMNITY.

     In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend, indemnify, pay and hold harmless Agents and Lenders, and the officers, directors, employees, agents and affiliates of Agents and Lenders (collectively called the "INDEMNITEES") from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including without limitation Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans) or the statements contained in the commitment letter delivered by any Lender to Company with respect thereto (collectively called the "INDEMNIFIED LIABILITIES"); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

9.4  SET-OFF.

     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Notes, and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, or any other Loan Document, irrespective of


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

whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7.

9.5  RATABLE SHARING.

     Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and
(ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6  AMENDMENTS AND WAIVERS.

     No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: increases the amount of any of the Commitments or reduces the principal amount of any of the Loans; changes any Lender's Pro Rata Share; changes in any manner the definition of "Requisite Lenders"; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpones the scheduled final maturity date (but not the date of any scheduled installment of principal) of any of the Loans; postpones the date on which any interest or any fees are payable; decreases the interest rate borne by any of the Loans or the amount of any fees payable hereunder; increases the maximum duration of Interest Periods permitted hereunder; releases all or substantially all of the Collateral; releases any Guarantor from its obligations under its Guaranty; or changes in any manner the provisions contained in subsection 7.1 or this subsection 9.6 shall be effective only if evidenced by a writing signed by or on behalf of all Lenders to whom are owed Obligations being directly affected by such amendment, modification, termination, waiver or consent. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in
Section 3 shall be effective only if evidenced by a writing signed by or on behalf of Agents and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no increase in the Commitments of any Lender over the amount thereof then in

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

effect shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Events of Default, Potential Events of Default or of a mandatory prepayment or a reduction of any or all of the Commitments be deemed to constitute an increase of the Commitment of any Lender and that an increase in the available portion of any Commitment of any Lender shall not be deemed to constitute an increase in the Commitment of such Lender, and (iv) no amendment, modification, termination or waiver of any provision of Section 8 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Agents shall be effective without the written concurrence of Agents. Either Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

9.7  INDEPENDENCE OF COVENANTS.

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.8  NOTICES.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and property addressed; provided that notices to either Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Agent.

9.9  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

     A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

     B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 9.2,
9.3 and 9.4 and the agreements of Lenders set forth in subsections 8.2C, 8.4 and 9.5 shall survive the payment of the Loans, and the termination of this Agreement.

9.10 FAILURE OR INDULGENCE NOT WAIVER: REMEDIES CUMULATIVE.


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


No failure or delay on the part of either Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.11 MARSHALLING: PAYMENTS SET ASIDE.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Agents or Lenders (or to either Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.12 SEVERABILITY.

In case any provision in or obligation under this Agreement or the Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any' other jurisdiction, shall not in any way be affected or impaired thereby.

9.13 OBLIGATIONS SEVERAL: INDEPENDENT NATURE OF LENDERS' RIGHTS.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

9.14 HEADINGS.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.15 APPLICABLE LAW.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.


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9.16 SUCCESSORS AND ASSIGNS.

     This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 9.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

9.17 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF MICHIGAN AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT COMPANY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION. Company hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Company at its address provided in subsection 9.8, such service being hereby acknowledged by Company to be sufficient for personal jurisdiction in any action against Company in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against Company in the courts of any other jurisdiction.

9.18 WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING



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TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.19 CONFIDENTIAL.

     Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

9.20 COUNTERPARTS: EFFECTIVENESS.

     This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Documentation Agent of written or telephonic notification of such execution and authorization of delivery thereof.

9.21 LIMITATION ON RECOURSE.

     No recourse for the payment of the principal of or premium, if any, or interest on any Note, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Company in this Agreement or in any Note or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future partner of Company, or any officer, director or employee, past, present or future, of Company or any past, present or future general or limited partner of the Company or of any successor corporation or partnership or against the property or assets of any such general or limited partner, officer, employee or director, either directly or through Company or any partner of Company or any successor corporation or general or limited partnership, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise.

9.22 RELATIONSHIP OF THIS AGREEMENT TO THE ORIGINAL CREDIT AGREEMENT.

     This Agreement shall become effective on the Closing Date. On the Closing Date, the Loans under the Original Credit Agreement which are not paid in full shall be considered a part of the Loans under this Agreement for all purposes, as if made in accordance with an pursuant to the terms of this Agreement. On and after the Effective Date, the rights and obligations of the parties hereto shall be

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

governed solely by this Agreement and the other Loan Documents, except in respect of any rights or obligations arising prior to the Closing Date and which shall survive the Closing Date. All of the Loans and other Obligations of the Loan Parties are a continuation of, or replace and refund, as the case may be, the "Loans" and other "Obligations" of the Loan Parties under and as defined in the Original Credit Agreement, and all Loans and other Obligations of each Loan Party shall be entitled to, and are secured by, the same Collateral with the same priority, as the "Loans" and other "Obligations" under and as defined in the Original Credit Agreement. This Agreement amends and restates in full the terms and provisions of the Original Credit Agreement and is not intended to constitute a novation or satisfaction of or a renunciation or cancellation or other discharge of the indebtedness and other liabilities and obligations created under and evidenced by the Original Credit Agreement, and Company agrees that all liens and security interests, including without limitation all security agreements and financing statements, created, executed or filed in connection with the Original Credit Agreement shall continue in full force and effect and secure all Loans and other Obligations under this Agreement and the other Loan Documents.











                  [Remainder of page intentionally left blank]




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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.



                                  COMPANY:

                                  JAMES CABLE PARTNERS, L.P.
                                  By:    James Communication Partners,
                                         a General Partner

                                  By:    Jamesco, Inc.,
                                         a General Partner


                                  By:    William R. James
                                      ----------------------------
                                  Name:  William R. James
                                       ---------------------------
                                  Title: President
                                        --------------------------


                                  Notice Address:

                                     James Cable Partners, L.P.
                                     710 North Woodward Avenue, Suite 180
                                     Bloomfield Hills, Michigan 48304
                                     Attention:     William R. James
                                     Telephone:     (810) 647-1080
                                     Telecopy:      (810) 647-1321



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



                                     CANADIAN IMPERIAL BANK
                                     OF COMMERCE, as a Lender and
                                     as Administrative Agent


                                     By:  Lorain C. Granberg
                                        --------------------------------
                                        Name: Lorain C. Granberg
                                            ----------------------------
                                        Title: DIRECTOR, CIBC WOOD GUNDY
                                             ---------------------------
                                              SECURITIES CORP., AS AGENT

                                     Notice Address:

                                     Canadian Imperial Bank of Commerce
                                     425 Lexington Avenue 8th Floor
                                     New York, New York 10017
                                     Attention:   Lorain Granberg
                                     Telephone:   (212) 856-3630
                                     Telecopy:    (212) 856-3558




                                     NBD BANK, as a Lender and
                                     as Documentation Agent


                                     By: W.H. Canney
                                        ----------------------------
                                        Name: William H. Canney
                                             -----------------------
                                        Title: Vice President
                                              ----------------------

                                     Notice Address:
                                     NBD Bank
                                     611 Woodward
                                     Detroit, Michigan 48226
                                     Attn:William Canney
                                     Telephone:    (313) 225-3489
                                     Telecopy:     (313) 225-2290





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